UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

                        -------------------------------

                             Name: Broadmark Funds

                     Address of Principal Business Office:

                      300 Drake's Landing Road, Suite 150
                              Greenbrae, CA 94904

                        Telephone Number: (415) 925-4970

               Name and address of agent for service of process:

                             Christopher J. Guptill
                      300 Drake's Landing Road, Suite 150
                              Greenbrae, CA 94904

                                with copies to:

                                 Paul M. Miller
                              Seward & Kissel LLP
                          901 K Street N.W., Suite 800
                             Washington, D.C. 20001

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      Yes |X|           No |_|
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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Greenbrae and state of California on the 16th day of November, 2012.

                                           BROADMARK FUNDS

                                           By: /s/ Christopher J. Guptill
                                               --------------------------
                                           Name:   Christopher J. Guptill
                                           Title:  President

Attest:

  /s/ Laura A. Hespe
-----------------------
Name: Laura A. Hespe